Exhibit 99.1

RUBICON TECHNOLOGY, INC REPORTS STRONG SECOND QUARTER RESULTS

Year-over-Year Revenue Growth of 40 Percent

Sequential increases in Gross Margin and Operating Margin

Franklin Park, Ill – (Business Wire)— Rubicon Technology (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reported strong financial results for its second quarter ended June 30, 2008.

Second Quarter 2008 Highlights: (Results on a GAAP basis unless otherwise indicated)

•	Quarterly revenue increased to $11.5 million, a 40 percent increase over the year-ago quarter and a 10 percent increase over the first quarter of 2008

•	Quarterly gross margin increased to 37.6 percent as compared to 34.4 percent in the year-ago quarter and 36.8 percent in the first quarter of 2008

•	Operating margin increased to 15.6 percent from 11.5 percent in the year-ago quarter and from 14.1 percent in the first quarter of 2008

•

Quarterly diluted EPS on a GAAP basis was $0.10 versus guidance of $0.09 (Quarterly diluted EPS on a non-GAAP basis was $0.12, excluding $0.02 of expenses associated with our secondary offering, versus guidance of $0.11)

•	Expansion of manufacturing capacity ahead of schedule

Revenue for the second quarter increased to $11.5 million which represents a 40 percent increase over the second quarter of 2007 and a 10 percent increase over the first quarter of 2008. Both gross and operating margins increased over the second quarter of 2007 and first quarter of 2008. GAAP diluted EPS was $0.10 in the second quarter. The Company incurred $544,000 in costs associated with a secondary offering in the second quarter. Excluding these costs, non-GAAP diluted EPS in the second quarter was $0.12.

Raja Parvez, CEO of Rubicon Technology, said, “We had another strong quarter with revenue up 40 percent over the same period last year and very strong gross and operating margins. We continue to expand our capacity and are ahead of schedule with adding furnaces at our new Bensenville facility.”

Third Quarter & Full Year 2008 Outlook

Commenting on the third quarter and full year outlook, Bill Weissman, Rubicon’s Chief Financial Officer, said, “We anticipate revenue in the third quarter of $12.5 million and GAAP diluted EPS of $0.11, based on a projected diluted share count of 22.4 million shares. Despite macro-economic conditions impacting a portion of the LED market and some build-up of inventory in the silicon-on-sapphire market, our outlook for the full year 2008 remains unchanged with full year revenue expected to be between $47 and $49 million and full year GAAP diluted EPS between $0.43 and $0.45, which includes secondary offering costs of $0.02 per share. Full year non-GAAP diluted EPS, excluding those costs, is expected to be between $0.45 and $0.47.”

Conference Call Details

Rubicon will host a conference call at 8:30 a.m. Eastern time on July 30, 2008, to review the highlights of the second quarter results and the third quarter and full year 2008 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on to Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. August 13, 2008, and can be accessed by dialing (888)-286-8010 or (617) 801-6888 (international). Callers should reference conference ID 57338750. The webcast will be archived on the Company’s website.

About Rubicon

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of 2008, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with GAAP, this press release and the tables attached include the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP operating margin, non-GAAP operating expenses and non-GAAP diluted earnings per share. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies.

We incurred significant expenses associated with a secondary offering that we consider to be outside of our normal operating expenses. Accordingly, we believe that non-GAAP operating margin, non-GAAP operating expenses and non-GAAP diluted earnings per share, excluding these costs are meaningful measures for investors to evaluate our financial performance. For our internal management reporting and budgeting purposes, we use financial statements that do not include these expenses for financial and operational decision making, to evaluate period-to-period comparisons and for making comparisons of our operating results to that of our competitors. Accordingly, we believe that the presentation of non-GAAP operating margin, non-GAAP operating expenses and non-GAAP diluted earnings per share, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP operating margin, non-GAAP operating expenses and non-GAAP diluted earnings per share versus operating margin, operating expenses and diluted earnings per share calculated in accordance with GAAP is that other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin, non-GAAP operating expenses, and non-GAAP diluted earnings per share and evaluating such non-GAAP financial measures with financial measures calculated in accordance with GAAP.

Rubicon Technology, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$4,399	$4,380
Restricted cash	14	10
Short-term investments	53,364	67,765
Accounts receivable, net	7,411	4,673
Inventories, net	3,407	2,522
Other current assets	3,760	2,558

Total current assets	72,355	81,908
Property and equipment, net	35,126	26,303
Investments	10,158	3,200

Total assets	$117,639	$111,411

Liabilities and Stockholders’ Equity
Accounts payable	$5,596	$2,572
Accrued and other current liabilities	1,694	3,157

Total liabilities	7,290	5,729
Stockholders’ equity	110,349	105,682

Total liabilities and stockholders’ equity	$117,639	$111,411

Rubicon Technology, Inc.

Condensed Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenue	$11,530	$8,246	$22,038	$15,448
Cost of goods sold	7,193	5,411	13,837	10,467

Gross profit	4,337	2,835	8,201	4,981

General and administrative expenses	2,061	1,502	3,945	2,352
Sales and marketing expenses	245	170	481	335
Research and development expenses	233	160	500	376
Loss on disposal of assets	—	52	—	52

Total operating expenses	2,539	1,884	4,926	3,115

Income from operations	1,798	951	3,275	1,866

Other income (expense):
Change in carrying value of convertible preferred stock warrants	—	(335)	—	(721)
Interest income (expense) and other, net	441	(384)	1,299	(630)

Total other income (expense)	441	(719)	1,299	(1,351)

Income before income taxes	2,239	232	4,574	515
Income tax expense	61	—	124	—

Net income	2,178	232	4,450	515

Dividends on preferred stock	—	(1,585)	—	(3,169)
Accretion of redeemable preferred stock	—	(7,422)	—	(20,338)

Net income (loss) attributable to common stockholders	$2,178	($8,775)	$4,450	($22,992)

Net income (loss) per common share attributable to common stockholders:
Basic	$0.10	($34.61)	$0.22	($90.70)
Diluted	$0.10	($34.61)	$0.20	($90.70)

Weighted average common shares outstanding used in computing net income (loss) per share attributable to common stockholders:
Basic	20,899,421	253,507	20,725,532	253,507
Diluted	22,337,443	253,507	22,352,049	253,507

Rubicon Technology, Inc.

Condensed Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Cash flows from operating activities
Net income	$2,178	$232	$4,450	$515
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,104	749	2,049	1,571
Changes in carrying value of convertible stock warrants	—	335	—	721
Other	188	454	376	527
Changes in operating assets and liabilities
Accounts receivable, net	(1,810)	(543)	(2,738)	(901)
Inventories	(930)	(258)	(885)	(388)
Other current assets	(645)	(448)	(1,216)	(409)
Accounts payable	2,328	26	3,024	678
Accrued expenses and other current liabilities	(441)	631	(1,420)	(27)

Net cash provided by operating activities	1,972	1,178	3,640	2,287

Cash flows from investing activities
Purchases of property and equipment	(6,216)	(2,383)	(10,872)	(4,554)
Proceeds from disposal of assets	—	30	—	30
Sale of investments (short and long-term)	3,901	—	6,729	—

Net cash used in investing activities	(2,315)	(2,353)	(4,143)	(4,524)

Cash flows from financing activities
Payments on capital lease	—	(37)	(29)	(171)
Proceeds net of payments from line of credit	—	2,027	—	2,027
Proceeds net of payments on long-term debt	—	884	—	359
Other financing activities	502	6	551	2

Net cash provided in financing activities	502	2,880	522	2,217

Net increase (decrease) in cash and cash equivalents	159	1,705	19	(20)
Cash and cash equivalents, beginning of year	4,240	1,913	4,380	3,638

Cash and cash equivalents, end of year	$4,399	$3,618	$4,399	$3,618

Rubicon Technology, Inc.

Reconciliation of non-GAAP Financial Measures to Comparable GAAP Measures

(in thousands except per share amounts)

(unaudited)

	Three Months Ended June 30, 2008
	GAAP	Adjustments	Non-GAAP
Total operating expenses	$2,539	$544	$1,995
Operating margin	15.6%	4.7%	20.3%
Diluted earnings per share	$0.10	$0.02	$0.12

Note:

Adjustment to exclude $544 of costs associated with a secondary offering completed in the second quarter of 2008 from operating expenses and the effect on operating margin and diluted earnings per share.

Contacts:

Rubicon Technology

William Weissman

Chief Financial Officer

847-457-3610

Source: Rubicon Technology